Bloomberg L.P.
Norway Branch

5th Floor
Rådhusgata 27
Oslo 0158
Norway

T +47 22 99 62 10
F +47 22 99 62 34

Bloomberg.com

Bloomberg

CONSENT OF BLOOMBERGNEF

Colin McKerracher
BloombergNEF
3 Queen Victoria Street
London, UK
EC4N 4TQ

We hereby consent to references to our firm, our Long-Term Electric Vehicle Outlook published in June 2021 (the "EVO"), and Long-Term Energy Storage Outlook published in November 2021 (the "ESO"; collectively with the EVO, the "Reports"), as the Reports may be amended and supplemented from time to time, and all information derived from the Reports that is contained in the annual report on Form 10-K of Livent Corporation for the year ended December 31, 2021.

Date: February 2, 2022

BLOOMBERGNEF

By: [signature]

Name: Colin McKerracher
Title: Head of Advanced Transport